TERM SHEET FOR REVISED TRANSACTION
                                NOVEMBER 10, 2000

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     The following is an outline of the terms of a proposed  transaction between
OrthoStrategies,   Inc.  (or  a  subsidiary  thereof)  ("OSI")  and  The  Langer
Biomechanics Group, Inc. ("Langer" or the "Company"):

     1. OrthoStrategies (OSI) and related investors tender offer for Langer shares:

               (A) One  Dollar  and Fifty  Two and  one-half Cents ($1.525) per share.

               (B) Offer  for  up to  Seventy-Five  Percent (75%) of the
                   outstanding shares of Langer.

               (C) Minimum Required Tender - Fifty-One (51%) Percent of
                   outstanding shares.

               (D) Assumes total outstanding shares does not exceed 2,613,181.

               (E) Assumes the only outstanding options are as set forth on Exhibit B.

                         (i) with respect to options held by the management group - Messrs. Granat, Ardia, Altholtz and Gorney:
                         All in the money options will be retired on the Closing Date of the tender by the Company's payment of the excess of $1.525 over the exercise price. All out of the money options will be cancelled on such date.

                         (ii) All other holders of existing options may retain them.

     2.   Acquisition Agreement:

               (A)  Langer  would  support  and  recommend  the  tender (subject to the Langer Board's fiduciary duties). Langer would agree to certain operating restrictions during the interim period until the tender was completed (except with the approval of OSI). Langer Board to approve and recommend (subject to their fiduciary duties) all transactions referred to herein.

               (B)  Documents  referred to in  Paragraphs  2,3,4 and 5 would  be executed at same time as Acquisition Agreement; this is targeted for as early as possible in November, 2000. The Acquisition Agreement would contain a Net Worth Target ($2,200,000) and a Net Working Capital Target ($1,700,000). When Langer October 27 financials are available, certified by the CFO of Langer (targeted for as early as possible in November, 2000), a comparison would be made to determine if the targets were achieved. If the targets are achieved and the Acquisition Agreements had been signed, OSI would have to proceed with the tender offer in accordance with Paragraph 1 above. If the targets were not met, OSI could decline to proceed with the tender offer, or at its option, proceed with the tender offer. OSI could also, in its discretion, elect to proceed with the tender offer
          prior  to  availability  of  the  October  27  financials.  Once   the
          tender offer was sent out to the public, there would be no further Net Worth or Net Working Capital closing condition.

               (C)   Acquisition   Agreement   would   contain  reps, warranties
          and covenants (similar to merger agreement) but, as with merger agreement, these would generally be closing conditions, rather than obligations which survive the closing of the tender offer.

               (D) Assuming the Acquisition Agreements are signed, and the Net Worth and Net Working Capital targets are met with the October 27 financials, both OSI and Langer will proceed as rapidly as possible to commence and conclude the tender offer.

     3.   Supervision of Langer operations during interim periods:

                (A)  Although   the  intention  is   to  move   as  rapidly   as
          possible after the signing of the Acquisition Agreement to commencement of the tender, if there is any interim period from the signing of the Acquisition Agreement until commencement of the tender, Andrew H. Meyers and Steve Ardia, the Chairman of Langer, will coordinate so as to provide Mr. Meyers with data and information on Langer's operations.

                (B)   Simultaneously  with  the  commencement  of  the   tender,
          Mr. Meyers will become Acting President and CEO of Langer, with full CEO powers to operate Langer, subject only to the Board of Directors.

                (C) Andrew H. Meyers would be appointed as an "Observer" to the Board on the commencement of the tender offer, with the right to attend and participate in all meetings and receive all notices and reports, but not to vote, and would be excluded from deliberations specific to the transactions with OSI or Andrew H. Meyers.

                (D) During the period Andrew H. Meyers is acting President and CEO, he will not receive a salary but will receive reimbursement of approved expenses.

               (E)   CEO  appointment  effective  during   the  interim   period
          from commencement of tender offer until the tender is completed or abandoned.

               (F) Board to approve employment/compensation arrangements for Andrew H. Meyers and Steven Goldstein to be effective on Closing Date, with compensation packages approximating current executive compensation arrangements.

     4.   The Shareholder Group set forth on Exhibit A agrees:

               (A)  to lockup their shares until  abandonment of tender.

               (B)  to  tender  their  shares  to OSI in the tender offer.

               (C) to sell their shares to at same $1.525 price to OSI even if tender is superceded by competing offer.

               (D) Ken Granat, Tom Altholtz and Steve Ardia would agree to resign from the Board upon completion of tender. Andrew H. Meyers and three other designees of OSI will be appointed to the Langer Board effective on completion of tender.

               (E) Following completion of the tender, Langer will continue to maintain Director's and Officer's liability insurance comparable to that currently in effect.

     5. To enable OSI to increase the capital of Langer, Langer grants OSI the option to purchase up to 1,400,000 shares. The option term is one hundred eighty
(180) days after the Closing Date. The option exercise price per share will vary depending on when after the Closing Date the option is exercised:

                  0-90 days       $1.525
                91-120 days       $1.550
                121-150 days      $1.575
                151-180 days      $1.600

The tender offer statement and related disclosure documents may disclose that: the option may or may not be exercised; Langer may need additional financing and subject to then current Board approval, such financing may be provided by OSI or related investors upon other terms, including funding provided by convertible notes, preferred stock or other methods; and the sales prices, conversion prices or exercise prices of such securities may be lower or higher than the option exercise price or then current market prices.

     6.   Coverage of Expenses:

               (A) In the event the tender offer closes, OSI and Langer shall each bear their own transaction expenses. It is estimated that Langer's expenses shall be $125,000.

               (B) In the event that Langer fails to meet Net Worth/Net Working Capital Targets and OSI declines to proceed, Langer to pay OSI's reasonable expenses up to a maximum of $75,000; if OSI proceeds with tender, this obligation (B) would no longer apply.

               (C) In the event that OSI has met all closing conditions and Langer breaches acquisition or related agreements and therefor OSI declines to proceed, Langer to pay OSI's reasonable expenses.

               (D) In the event the tender offer by OSI is not completed due to a higher competing offer, Langer to pay OSI's reasonable expenses.

               (E) In the event Langer has met all closing conditions and OSI breaches the acquisition or related agreements, OSI will pay Langer's reasonable expenses up to a maximum of $100,000, which shall be personally guaranteed by Andrew H. Meyers.

     7.   Certain Compensation Programs.

               (A) The bonus program for Messrs. Gorney, Spinelli and Archibald as set forth in Section 1(b)(iv) of the LOI will continue to apply if the tender offer closes, but with the original Target Net Worth and Target Net Working Capital in the LOI.

               (B) It is contemplated that Langer will have a pool of up to $25,000 for purposes of compensating certain directors for their active role in negotiating the acquisition contemplated hereby.

     8.   Certain Binding Provisions.

          (A) Neither Langer, nor any officer or director of Langer, nor any related party shall, directly or indirectly, make, solicit or encourage proposals or bids, or subject to their fiduciary duties, hold discussions or negotiations or furnish information regarding the acquisition of an interest in Langer or any of its assets or capital stock or any merger, consolidation, reorganization, recapitalization or tender offer involving Langer, from, with or to any person or entity, whether or not affiliated with Langer, until the occurrence of the Outside Termination Date (as defined below). The "OUTSIDE TERMINATION DATE" shall be deemed to occur on 11:59 p.m., EST, December 1, 2000.

          In the event that the Outside Termination Date occurs, and a definitive Acquisition Agreement has not been entered into, then either Langer or OSI may terminate their obligations under Paragraphs 8(A) and 8(B) on written notice, and upon such termination, OSI, Purchaser and their affiliates, on the one hand, and Langer and its affiliates, on the other hand, shall have no further obligations to each other (except that Paragraphs 8(C), and 8(D) shall survive the termination of this agreement).

          (B) Access to Information. Subject to the confidentiality requirements of Paragraphs 8(C) and 8(D), Langer shall provide to OSI and its representatives full access, upon reasonable prior notice during business hours, and in such manner as does not interfere with the conduct of Langer's business, to the facilities, assets and all books and records, contracts and other relevant information pertaining to Langer and its businesses, and to the personnel of the Langer and the accountants of Langer.

          (C) Confidentiality. Section 3(a) of the Letter of Intent dated September 14, 2000 shall remain in effect and is incorporated by reference herein.

          (D) Publicity. Due to the confidential nature of this transaction no party shall make any announcement or disclosure regarding the transaction without the prior consent of the others, unless and except as required by applicable law. Notwithstanding this Paragraph 8(D), OSI acknowledges and agrees that Langer may be required to disclose in a public announcement and to file with the Securities and Exchange Commission the terms and conditions of this term sheet and of the Acquisition Agreement and otherwise make proper disclosure under federal and state securities laws, and consents to the same, subject to timely review by and consultation with OSI. Upon the execution of this letter, Langer and OSI shall issue a mutually approved press release.

     9.   Effect of Term Sheet.

          It is expressly understood that this term sheet is merely an expression of intent and neither party hereto shall have any obligation to the other (except as set forth in Paragraph 8 hereof which shall be binding obligations of the parties hereto), until such time as, and as provided in a definitive Acquisition Agreement, agreeable both as to form and substance to each party, has been executed and delivered. This term sheet shall not create rights or confer any benefit on third parties. This term sheet shall supersede and replace all discussions, term sheets, proposals and letters between the parties with respect to the acquisition of Langer by OSI, including, without limitation, the Letter of Intent dated September 14, 2000 (other than Section 3(a) thereof). Neither OSI, nor Purchaser, nor Langer may assign any rights or obligations under this term sheet.

ACCEPTED AND AGREED:

THE LANGER BIOMECHANICS GROUP, INC.


By:   /s/ Stephen V. Ardia
   -------------------------------
     Stephen V. Ardia
     Chairman of the Board

ORTHOSTRATEGIES, INC.


By:   /s/ Andrew H. Meyers
    ------------------------------
     Andrew H. Meyers
     President

                                   Schedule A

                  Certain Shareholders and Shares Owned by Them
                  ---------------------------------------------


                               PER PROXY               DIRECTOR
                             SHARES OWNED               SHARES          TOTAL
                           ----------------         -------------    ----------

Ken Granat                    730,353 (1)                7,000        737,353(1)

Steve Ardia                    66,333                    7,000         73,333

Dr. Justin Wernick            224,867                                 224,867

Dan Gorney                    20,000                                   20,000

Tom Altholtz                  44,500                     7,000         51,500

Donald Cecil                 248,553                                  248,553
                             -------                     -----        -------
                           1,334,606                    21,000      1,355,606
                           ---------                    ------      ---------


NOTES:

(1)    Also includes 40,000 Shares recently acquired via option exercise

(2) Directors shares reflect 12,000 shares issued to Directors for Fy 2000 services and 9,000 authorized to be issued for Fy 2001 services.

(3) A good faith effort will be made to also include other Shareholders who had been brought into Langer by Ken Granat.

                                   Schedule B

                        Outstanding Options and Warrants
                        --------------------------------


                        Grant             Number        Exercise     Expiration
                        Date            of Shares        Price          Date
                     ----------        -----------     ----------    -----------
Ken Granat            10/02/97           25,000          1.875        10/02/02
                      11/30/98           20,000          1.125        11/30/08

Steve Ardia           11/30/98           75,000          1.125        11/30/08

Tom Altholtz          11/30/98            5,000          1.125        11/30/08

Dan Gorney            11/30/98           75,000          1.125        11/30/08
                      05/18/99           25,000            1.5        05/18/09

Tom Archbold          06/14/99           25,000            1.5        06/14/09

Steve Kamalic         07/03/00            5,000           1.56        07/03/10

Ron Spinelli          10/01/99           20,000           2           10/01/09

Barbara Pirrone       06/19/96            3,000         2.1875        06/19/01
                      06/19/96            3,000         2.1875        06/19/02

Steve Berman          01/02/97            1,000         1.5625        01/02/02
                      02/03/97            1,000         1.9375        02/03/02
                      03/03/97           12,500           1.75        03/03/02
                      04/01/97            5,500          1.625        04/01/02


TOTAL OPTIONS OUTSTANDING:   301,000
                             -------

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